Exhibit 99.1

Samuel J. Bergman Appointed Chief Operating Officer of TOMI Environmental Solutions

BEVERLY HILLS, Calif.--(BUSINESS WIRE)--July 1, 2013--TOMI Environmental Solutions, Inc. (“TOMI”) (OTCQB: TOMZ), announced today that Mr. Samuel J. Bergman has been appointed Chief Operating Officer of TOMI.

Mr. Bergman is currently Chief Executive Officer of Rolyn Companies, Inc. (“Rolyn”), one of the largest privately held remediation companies in North America for the past 30+ years, FEMA certified and licensed to perform work in forty (40) states and the District of Columbia. Over his career, he has been responsible for supervising the response and remediation of approximately a billion dollars of projects, including directing Rolyn’s remediation response since 1989 to the major hurricanes that have made landfall in the United States. Mr. Bergman and Rolyn are also primary infection control remediators/responders for approximately two hundred healthcare facilities and hospital systems nationwide.

Mr. Bergman currently serves as the President of the RIA (Restoration Industry Association). The RIA, established in 1946, represents over 20,000 trade professionals and is the oldest and largest non-profit, professional trade association dedicated to providing leadership and promoting best practices through advocacy, standards and professional qualifications for the restoration industry.

Mr. Bergman is a member of the Board of Directors of MedStar National Rehabilitation Network, a Life Member and the former First Assistant Chief of the Bethesda Chevy Chase Rescue Squad and is a national lecturer and expert witness in his fields of expertise. Mr. Bergman will be based out of TOMI’s East Coast office that houses various TOMI support personnel and serves as TOMI’s shipping and receiving facility.

Dr. Halden Shane, TOMI’s Chief Executive Officer, stated, “TOMI is very pleased and excited that we have a dynamic new Chief Operating Officer with proven leadership, diverse interests and a strong background in the everyday tasks of operating a company that is an industry leader in the environmental health remediation industry. Sam is energetic and engaging and will continue his many appointments while taking TOMI to the next level.”

Commenting about his appointment, Mr. Bergman said, “I am excited and honored to assume the role of Chief Operating Officer of TOMI and look forward to continuing to bring “SteraMist,” a green Binary Ionization Technology, to the forefront in the decontamination industry. This technology applies cold plasma activation to a hydrogen peroxide-based aerosol. The demand for a cost-effective, quick, easy to apply decontaminate in the healthcare, tissue banks, food and pharmaceutical industries is high and TOMI’s SteraMist should become a standard.”

About TOMI Environmental Solutions, Inc.

TOMI Environmental Solutions, Inc. (OTCQB:TOMZ) is a global bacteria decontamination and infectious disease control company, providing green energy-efficient environmental solutions for indoor surface decontamination through sales and licensing of our premier platform of Hydrogen Peroxide aerosols, including TOMI’s SteraMist Binary Ionization Technology, Ultra-Violet Ozone Generators and Ultra-Violet Germicidal Irradiation ("UVGI") products and technologies. TOMI’s products are designed to service a broad spectrum of commercial structures including medical facilities, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, and athletic facilities. TOMI’s products and services have also been used in single-family homes and multi-unit residences.

TOMI also develops training programs and application protocols for its clients and is a member in good standing with the Indoor Air Quality Association, The International Ozone Association and The United States Green Building Council.

For additional product information, visit TOMI’s website at www.tomiesinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors that could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of this release.

CONTACT:
TOMI Environmental Solutions, Inc.
Dr. Halden Shane, Chairman of the Board & Chief Executive Officer
(310) 275-2255 | (800) 525-1698
or
INVESTOR RELATIONS:
Syndicated Capital, Inc.
(310) 255-4445